EXHIBIT (12)




                        PHH CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                                            Year Ended April 30,
                                            Six Months Ended  --------------------------------------------------------------------
                                            October 31, 1996    1996            1995          1994            1993           1992
                                            ----------------    ----            ----          ----            ----           ----
Income from continuing operations
     before income taxes                    $    77,076       $  139,148    $   121,318   $   109,796    $    94,238   $    83,117
Add:
     Interest expense                           126,707          252,966        194,196       162,108        193,935       237,058
     Interest portion of rentals*                 4,138            7,840          8,065         9,088          8,456         8,665
                                            -----------       ----------    -----------   -----------    -----------   -----------
Earnings available for fixed charges        $   207,921       $  399,954    $   323,579   $   280,992    $   296,629   $   328,840
                                            ===========       ==========    ===========   ===========    ===========   ===========

Fixed charges:
     Interest expense                       $   126,707       $  252,966    $   194,196   $   162,108    $   193,935   $   237,058
     Interest portion of rentals*                 4,138            7,840          8,065         9,088          8,456         8,665
                                            -----------       ----------    -----------   -----------    -----------   -----------
                                            $   130,845       $  260,806    $   202,261   $   171,196    $   202,391   $   245,723
                                            ===========       ==========    ===========   ===========    ===========   ===========
Ratio of earnings to fixed charges                 1.59             1.53           1.60          1.64           1.47          1.34
                                            ===========       ==========    ===========   ===========    ===========   ===========

* Amounts reflect a one-third portion of rentals, the portion deemed representative of the interest factor.


Note: The  interest   included  in  fixed  charges  consists  of  the  amounts
      identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.

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